EXHIBIT 10.15
PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD - TSR
PG&E CORPORATION, a California corporation, hereby grants performance share units to the Recipient named below (sometimes referred to as “you”). The performance share units have been granted under the PG&E Corporation 2014 Long-Term Incentive Plan, as amended (the “LTIP”). The terms and conditions of the performance share units are set forth in this cover sheet and the attached Performance Share Unit Agreement (the “Agreement”).
Date of Grant:     <Award Date>
Name of Recipient:     <First_Name> <Last_Name>
Recipient’s Participant ID:     <Emp_Id>
Number of Performance Share Units:    <shares_awarded>

By accepting this award, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement. You are also acknowledging receipt of this award, the attached Agreement, and a copy of the prospectus describing the LTIP and the performance share units, dated March 2021.
If, for any reason, you wish to not accept this award, please notify PG&E Corporation in writing within 30 calendar days of the date of this award at ATTN: LTIP Administrator, Pacific Gas and Electric Company, 245 Market Street, N2T, San Francisco, 94105.

Attachment

PG&E CORPORATION
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT - TSR

The LTIP and Other Agreements	This Agreement and the above cover sheet constitute the entire understanding between you and PG&E Corporation regarding the performance share units, subject to the terms of the LTIP. Any prior agreements, commitments or negotiations are superseded. In the event of any conflict or inconsistency between the provisions of this Agreement or the above cover sheet and the LTIP, the LTIP will govern. Capitalized terms that are not defined in this Agreement or the above cover sheet are defined in the LTIP. In the event of any conflict between the provisions of this Agreement or the above cover sheet and the PG&E Corporation 2012 Officer Severance Policy, this Agreement or the above cover sheet will govern, as applicable. The LTIP provides the Committee with sole discretion to adjust the performance award formula, including adjustments to performance measures or targets that may make attainment of target pay easier or more difficult to attain. For purposes of this Agreement, employment with PG&E Corporation means employment with any member of the Participating Company Group.
Grant of Performance Shares	PG&E Corporation grants you the number of performance share units shown on the cover sheet of this Agreement (the “Performance Shares”). The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Performance Shares Settlement in Shares/ Performance Goals
As long as you remain employed with PG&E Corporation, the Performance Shares will vest upon the third anniversary of the grant date specified on the cover sheet. Except as described below, all Performance Shares that have not vested will be cancelled upon termination of your employment.
Vested Performance Shares will be settled in shares of PG&E Corporation common stock, subject to the satisfaction of Withholding Taxes, as described below. The number of shares you are entitled to receive will be calculated by multiplying the number of vested Performance Shares by the “payout percentage” determined as follows during the three-year performance period from January 1, 2021 through December 31, 2023 (Performance Period) (except as set forth elsewhere in this Agreement), rounded to the nearest whole number.

The Performance Shares have a Relative Total Shareholder Return (TSR) measure (as described in Exhibit A).

Subject to rounding considerations, if performance is below threshold, the payout percentage will be 0%; if performance is at threshold, the payout percentage will be 50%; if performance is at target, the payout percentage will be 100%; and if performance is at or better than maximum, the payout percentage will be 200%. The actual payout percentage for performance between threshold and maximum will be determined based on linear interpolation between the payout percentages for threshold and target, or target and maximum, as appropriate.
Notwithstanding the foregoing, the final payout will be determined in the discretion of the Committee, including any decision to reduce or forego payment entirely. As part of exercising such discretion, the Committee will take into consideration, without limitation, public, employee, and contractor safety performance.
Notwithstanding the foregoing, the final payout percentage, if any, will be determined as soon as practicable following the date that the Committee certifies the extent to which the performance goal has been attained. PG&E Corporation will issue shares as soon as practicable after such determination, but no earlier than the Vesting Date, and not later than sixty (60) days after the Vesting Date.

Dividends	Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement will be accrued on your behalf. If you receive a Performance Share settlement in accordance with the preceding paragraph, at that same time you also will receive a cash payment equal to the amount of any dividends accrued with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.
Voluntary Termination	If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date (other than for Retirement), all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited.
Termination for Cause	If your employment with PG&E Corporation is terminated at any time by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares will be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares will be forfeited. In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense, or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation. For the avoidance of doubt, you will not be eligible to retire if your employment is being or is terminated for cause.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause or Retirement before the Vesting Date, a portion of your outstanding Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Shares will be cancelled, and any associated accrued dividends will be forfeited, unless your termination of employment was in connection with a Change in Control as provided below. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within sixty (60) days of the Vesting Date, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Retirement
If you retire before the Vesting Date, a portion of your outstanding Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months). All other outstanding Performance Shares will be cancelled, and any associated accrued dividends will be forfeited. Your vested Performance Shares will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within sixty (60) days of the Vesting Date, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. Your voluntary termination of employment will be considered a Retirement if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least eight consecutive years ending on the date of termination of your employment.

Death/Disability	If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares will immediately vest as to the service requirement and will be settled, if at all, as soon as practicable after the Vesting Date, and in any event within sixty (60) days of the Vesting Date, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any.

Termination Due to Disposition of Subsidiary	If your employment is terminated (other than for cause, your voluntary termination, or Retirement) (1) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended, or (2) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, then your outstanding Performance Shares will vest and be settled in the same manner as for a “Termination other than for Cause” described above.
Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement.
If the Acquiror assumes or continues PG&E Corporation’s rights and obligations under this Agreement or substitutes a substantially equivalent award, Performance Shares will vest on the Vesting Date, settlement will occur as soon as practicable after the Vesting Date, and in any even within sixty (60) days of the Vesting Date. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares over the Performance Period multiplied by the same overall payout percentage used to determine the number of shares you are entitled to receive, if any. The payout percentage will be determined based on the following:
•TSR will be calculated by combining (a) the TSR of PG&E Corporation for the period from January 1 of the year of grant to the date of the Change in Control, and (b) the TSR of the Acquiror from the date of the Change in Control to the last day of the Performance Period. The number of shares, if any, you are entitled to receive upon settlement of the assumed, continued or substituted Performance Share award will be determined based on the rounded payout percentage reflected in the table set forth in Exhibit A for the highest percentile TSR performance met or exceeded when calculated on that basis, and considering any adjustments to the comparator group.

If the Change in Control of PG&E Corporation occurs before the Vesting Date, and if this award is neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Performance Shares subject to this Agreement, all of your outstanding Performance Shares will vest and become nonforfeitable on the date of the Change in Control. Such vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date and in any event within sixty (60) days of the Vesting Date. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the date of the Change in Control multiplied by the same overall payout percentage used to determine the number of shares you are entitled to receive, if any. The payout percentage will be determined based on the following:
•TSR will be based on TSR for the period from January 1 of the year of grant to the date of the Change in Control compared to the TSR of the other companies in PG&E Corporation’s comparator group for the same period.

Termination In Connection with a Change in Control
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within two years following the Change in Control, all of your outstanding Performance Shares (to the extent they did not previously vest upon failure of the Acquiror to assume or continue this award) will vest and become nonforfeitable on the date of termination of your employment.
If your employment is terminated by PG&E Corporation other than for cause in connection with a Change in Control within three months before the Change in Control occurs, all of your outstanding Performance Shares will vest in full and become nonforfeitable (including the portion that you would have otherwise forfeited based on the proration of vested Performance Shares through the date of termination of your employment) as of the date of the Change in Control.
Your vested Performance Shares will be settled, if at all, as soon as practicable following the original Vesting Date, and in any event within sixty (60) days of the original Vesting Date, based on the same payout percentage applied to active employees. At that time you also will receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the number of shares you are entitled to receive, if any. PG&E Corporation has the sole discretion to determine whether termination of your employment was made in connection with a Change in Control.

Withholding Taxes
The number of shares of PG&E Corporation common stock that you are otherwise entitled to receive upon settlement of your Performance Shares will be reduced by a number of shares having an aggregate Fair Market Value, as determined by PG&E Corporation, equal to the amount of any Federal, state, or local taxes of any kind required by law to be withheld by PG&E Corporation in connection with the Performance Shares determined using the applicable minimum statutory withholding rates, including social security and Medicare taxes due under the Federal Insurance Contributions Act and the California State Disability Insurance tax (“Withholding Taxes”). If the withheld shares were not sufficient to satisfy your minimum Withholding Taxes, you will be required to pay, as soon as practicable, including through additional payroll withholding, any amount of the Withholding Taxes that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed. If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment. See above under “Voluntary Termination.”
PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights	This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation. Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.
Recoupment of Awards	Awards are subject to recoupment in accordance with any applicable legal requirements and any recoupment policy adopted by the Corporation from time to time, including provisions of the Officer Severance Policy, and provisions of the PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as last revised on February 19, 2019 and available on the PG&E@Work intranet site for the Long-Term Incentive Plan (the policy and location may be changed from time to time by PG&E Corporation).
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

Exhibit A
Relative Total Shareholder Return (TSR)

Performance share unit payouts are targeted at the 50th percentile of TSR performance of the 2021 Performance Comparator Group1.

Upon the Vesting Date, PG&E Corporation’s TSR will be compared to the TSR of the 15 other companies in PG&E Corporation’s comparator group for the prior three calendar years, consisting of 2021, 2022, and 2023 (the Performance Period).2

Subject to rounding considerations, if PG&E Corporation’s TSR falls below the 25th percentile of the comparator group the payout percentage will be 0%; if PG&E Corporation’s TSR is at the 25th percentile, the payout percentage will be 25%; if PG&E Corporation’s TSR is at the 50th percentile, the payout percentage will be 100%; and if PG&E Corporation’s TSR is in the 90th percentile or higher, the payout percentage will be 200%. If PG&E Corporation’s TSR performance is between the 25th percentile and the target, or between the target and the 90th percentile, the rounded payout percentage is determined by straight-line interpolation between the performance percentile associated with each comparator rank and between the rounded payouts associated with each performance percentile (including the 25th, 50th, and 90th percentiles) as shown in the below table, rounded to the nearest whole number.

11     The 2021 Performance Comparator Group consists of the following companies: Alliant Energy, Ameren Corporation, American Electric Power, CMS Energy, Consolidated Edison, Inc., Duke Energy, Edison International, Inc., Evergy, Inc., Eversource Energy, FirstEnergy, Inc., NiSource, Inc., Pinnacle West Capital, Southern Company, WEC Energy Group, Inc., and Xcel Energy, Inc. PG&E Corporation reserves the right to change the companies comprising the comparator group and the resulting payout percentage table in accordance with the rules established by PG&E Corporation in connection with this award
22 PG&E Corporation’s TSR performance is measured by the value of stock price appreciation and dividends paid and reinvested, relative to companies in the Performance Comparator Group. For these purposes, average share price will be measured by comparing the average per share closing price of PG&E Corporation common stock, and the average of each comparator group company’s common stock, during the 20 trading days before the beginning and the end of the Performance Period

The following table sets forth the rounded payout percentages for the TSR rankings that could be achieved by companies within the comparator group:

    Number of Companies in Total (excluding PG&E Corporation) - 15

Comparator Rank	Performance Percentile	Rounded Payout[3]
1	100%	200%
2	93%	200%
Maximum	90%	200%
3	87%	192%
4	80%	175%
5	73%	158%
6	67%	142%
7	60%	125%
8	53%	108%
Target	50%	100%
9	47%	93%
10	40%	80%
11	33%	67%
12	27%	53%
Threshold	25%	50%
13	20%	0%
14	13%	0%
15	7%	0%

33     Interpolation shall be used if PG&E’s TSR does not fall directly on one of the TSR ranks listed. For example, if PG&E Corporation’s TSR were one-quarter of the way between the TSRs of comparator companies ranked at 4 and 5, then the applicable Performance Percentile would be one-quarter of the way between the percentiles for the fourth- and fifth-ranked comparator group companies, and the settlement percentage would be one-quarter of the way between the associated Rounded Payout values, rounded to the nearest whole number.